Exhibit 99.1

NEWS RELEASE	Investor Contact:
Meghan Lublin
For immediate release	Investor Relations
March 23, 2009	(703) 854-0299

Sunrise Announces Eleventh Amendment to Bank Credit Facility
Completes Sale of Greystone Subsidiaries

MCLEAN, VA, March 23, 2009 - Sunrise Senior Living, Inc. (NYSE: SRZ) today announced it has agreed with its lenders to an eleventh amendment to its Bank Credit Facility, further waiving compliance with certain financial covenants until April 30, 2009. The purpose of this eleventh amendment is, among other things, to provide the Company and its lenders with an additional period of time to negotiate the terms of a twelfth amendment to the Company’s Bank Credit Facility that would comprehensively address any remaining issues between the parties with respect to the Bank Credit Facility through the current stated maturity date of December 2, 2009. The common desired objective is to execute such twelfth amendment prior to the close of business on April 30, 2009.

“We are pleased that our bank line group has extended us this additional time. We have announced previously that we are working to reach negotiated settlements with our lenders to preserve our liquidity,” said Mark Ordan, Sunrise’s chief executive officer. “While the outcome of our efforts remains uncertain, we believe this extension is very beneficial to this process.”

The Company's Bank Credit Facility contains various financial covenants and restrictions, including provisions that require the Company to meet certain financial tests. The eleventh amendment to the Bank Credit Facility suspends the applicability of such covenants through April 29, 2009. Based on revised cash flow forecasts as well as a result of the cash proceeds from the March 18, 2009 sale of the Company’s Greystone subsidiary described below, Sunrise currently expects that its cash balances and expected cash flow will be sufficient to operate the Company and meet its obligations through April 30, 2009. However, Sunrise does not expect to be in compliance with the financial covenants in the Credit Agreement on April 30, 2009, which is the day following the date on which the waiver of certain financial covenants set forth in the Credit Agreement expires.

As previously disclosed, the Company is seeking to restructure its Bank Credit Facility and is exploring other potential sources of capital with other third parties. Additional financing resources will be required to refinance existing indebtedness that comes due within the next 12 months. Also as previously disclosed, the Company is in the process of seeking waivers and discussing a comprehensive restructuring plan with the lenders to its German communities, the lender to the Fountains portfolio, the Company's venture partner in the Fountains portfolio and certain other lenders. The Company believes it is in the best interests of all of its creditors to grant such waivers or reach negotiated settlements with Sunrise to enable the Company to continue operating. However, there can be no assurance that such waivers will be received or such settlements will be reached.

Today, the Company also announced that, on Wednesday, March 18, 2009, it completed the sale of its Greystone subsidiaries and related seed money investments in five CCRC developments to two senior Greystone executives and other investors. Sunrise had previously announced it was exploring strategic options for Greystone and would no longer provide seed capital due to poor bond financing markets. For further details on this transaction, see the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 11, 2009.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of December 31, 2008, Sunrise operated 435 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 54,000 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit www.sunriseseniorliving.com.

Forward -Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company’s ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the Company's ability to negotiate a comprehensive restructuring of the Company's obligations in respect of its Germany communities, its Fountains portfolio and certain other of its ventures; the Company's ability to obtain a covenant waiver or further modification of its Bank Credit Facility; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcomes of pending putative class action and shareholders' derivative litigation; the outcome of the Trinity investigation by the Office of the Inspector General of the Department of Health and Human Services and qui tam lawsuit relating to Trinity in which we are a defendant; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the status and outcome of the exploration of strategic alternatives; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund of guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect the value of the Company's properties; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE Sunrise Senior Living, Inc.